Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

WEARABLE DEVICES LTD.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Units Consisting of:	457(o)	—	—	$29,808,000	$92.70 per million dollars	$2,763.20
Fees to be Paid	Equity	1) Ordinary Shares, NIS 0.01 par value per share(3)	—	—	—	—	—	—
2) Warrants to purchase ordinary shares(3)	—	—	—	—	—	—
Fees to be Paid	Equity	Pre-funded units consisting of:	457(i)	—	—	—	—	—
Fees to be Paid	Equity	1) Pre-funded warrant to purchase ordinary shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	2) Warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the warrants (4)	457(o)	—	—	$59,616,000	$92.70 per million dollars	$5,526.40
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the pre-funded warrants	—	—	—	—	—	—
Fees to be Paid	Equity	Underwriter’s warrants to purchase ordinary shares (5)	457(g)	—	—	—	$92.70 per million dollars
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of Underwriter’s warrants	457(g)	$1,863,000	(5)	$92.70 per million dollars	$172.70
Fees Previously Paid	—	—	—	—	—	$90,914,400	—	$8,462.30

Carry Forward Securities
Carry Forward Securities
Total Offering Amounts(6) (7)	$91,287,000	$8,462.30
Total Fees Previously Paid	$8,462.30
Total Fee Offsets	$0.00
Net Fee Due	$0.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the ordinary shares that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	There will be issued two warrants to purchase one ordinary share each for every one ordinary share offered. The warrants are exercisable at a per share price of 100% of the per unit public offering price.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The underwriter’s warrants are exercisable at a per ordinary share price equal to 125% of the public offering price per ordinary share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is equal to 125% of $1,490,400 (which is 5% of $29,808,000).

(6)	In accordance with Rule 416(a) under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(7)	In accordance with Rule 457(g) under the Securities Act, because the ordinary shares of the Registrant underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.